ASSET PURCHASE AGREEMENT

     by and among CECO Environmental Corp., CECO Acquisition Corp., and Effox, Inc.

Dated February 28, 2007

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Table of Contents

1.	Definitions and Usage		1
	1.1	Definitions	1
	1.2	Usage	10
2.	Sale and Transfer of Assets; Closing		11
	2.1	Assets To Be Sold	11
	2.2	Excluded Assets	12
	2.3	Consideration	13
	2.4	Liabilities	13
	2.5	Allocation	15
	2.6	Closing	16
	2.7	Closing Obligations	16
	2.8	Net Operating Asset Value Adjustment	18
	2.9	Earn-Out	19
	2.10	Dispute Procedure	21
	2.11	Consents	22
3.	Representations and Warranties of Seller		23
	3.1	Organization and Good Standing	23
	3.2	Enforceability; Authority; No Conflict	23
	3.3	Financial Statements	24
	3.4	Books and Records	25
	3.5	Sufficiency of Assets	25
	3.6	Description of Leased Real Property	25
	3.7	Title to Assets; Encumbrances	25
	3.8	Accounts Receivable	25
	3.9	Inventories	26
	3.10	No Undisclosed Liabilities	26
	3.11	Taxes	26
	3.12	No Material Adverse Change	27
	3.13	Employee Benefits	28
	3.14	Compliance With Legal Requirements; Governmental Authorizations	30
	3.15	Legal Proceedings; Orders	31
	3.16	Absence of Certain Changes and Events	32
	3.17	Contracts; No Defaults	33
	3.18	Insurance	35
	3.19	Environmental Matters	36
	3.20	Employees	38
	3.21	Labor Disputes; Compliance	39
	3.22	Intellectual Property Assets	39
	3.23	Related Persons	41
	3.24	Brokers or Finders	41
	3.25	Disclosure	41
	3.26	Disclaimer of Representations and Warranties	42
4.	Representations and Warranties of Buyer and Parent		42
	4.1	Organization and Good Standing	42

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	4.2	Authority; No Conflict	42
	4.3	Certain Proceedings	43
	4.4	Brokers or Finders	43
	4.5	Financing	43
5.	Covenants of Seller Prior to Closing		43
	5.1	Access and Investigation	43
	5.2	Operation of the Business of Seller	44
	5.3	Negative Covenants	45
	5.4	Required Approvals	45
	5.5	Notification	45
	5.6	No Negotiation	46
	5.7	Commercially Reasonable Efforts	46
	5.8	Change of Name	46
6.	Covenants of Buyer and Parent Prior to Closing		46
	6.1	Required Approvals	46
	6.2	Commercially Reasonable Efforts	47
7.	Conditions Precedent to Buyer and Parent’s Obligation to Close		47
	7.1	Accuracy of Representations	47
	7.2	Seller’s Performance	47
	7.3	Consents	47
	7.4	Additional Documents	47
	7.5	No Injunction	48
	7.6	No Material Adverse Change	48
8.	Conditions Precedent to Seller’s Obligation to Close		48
	8.1	Accuracy of Representations	48
	8.2	Buyer’s Performance	48
	8.3	Consents	48
	8.4	Additional Documents	49
	8.5	No Injunction	49
	8.6	Shareholder Approval	49
9.	Termination		49
	9.1	Termination Events	49
	9.2	Effect of Termination	49
10. Additional Covenants			50
	10.1	Employees and Employee Benefits	50
	10.2	Payment of All Taxes Resulting From Sale of Assets by Buyer	52
	10.3	Removing Excluded Assets	52
	10.4	Noncompetition, Nonsolicitation, and Nondisparagement	53
	10.5	Retention of and Access to Records	54
	10.6	Delivery of Audited 2006 Financial Statements	54
	10.7	Further Assurances	54
11. Indemnification; Remedies			55
	11.1	Survival	55
	11.2	Indemnification and Reimbursement by Seller	55
	11.3	Indemnification and Reimbursement by Buyer	55
	11.4	Limitations on Amount – Seller	56

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11.5	Limitations on Amount – Buyer and Parent	56
11.6	Time Limitations	56
11.7	Third-Party Claims	56
11.8	Other Claims	58
11.9	Additional Limitations - General	58
12. Confidentiality		60
12.1	Definition of Confidential Information	60
12.2	Restricted Use of Confidential Information	61
12.3	Exceptions	62
12.4	Legal Proceedings	62
12.5	Press Releases and Public Announcements	62
12.6	Return or Destruction of Confidential Information	63
12.7	Attorney-Client Privilege	63
12.8	Specific Performance	63
13. General Provisions		64
13.1	Expenses	64
13.2	Public Announcements	64
13.3	Notices	64
13.4	Jurisdiction; Service of Process; Waiver of Jury Trial	65
13.5	Enforcement of Agreement	65
13.6	Waiver; Remedies Cumulative	66
13.7	Entire Agreement and Modification	66
13.8	Disclosure Schedule	66
13.9	Assignments, Successors, and No Third-Party Rights	67
13.10	Severability	67
13.11	Construction	67
13.12	Time of Essence	67
13.13	Governing Law	67
13.14	Execution of Agreement	67

EXHIBITS

A – Form of Assignment and Assumption Agreement B – Form of Bill of Sale C – Form of Employment Agreement D – Key Employees E – Form of Escrow Agreement F – Allocation of Purchase Price G – Form of Assignment and Assumption of Lease H – Form of Intellectual Property Assignment Agreement I – Form of Noncompetition Agreement J – Accounting Practices K– Opinion of Sommer Barnard PC

L – Opinion of Taft, Stettinius & Hollister LLP

M – Audit Fee Estimate prepared by Greenwalt Sponsel & Co. Inc.

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ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this “Agreement”), dated as of February 28, 2007, is entered into by and among CECO Environmental Corp., a Delaware corporation (“Parent”); CECO Acquisition Corp., a Delaware corporation (“Buyer”), and Effox, Inc., an Ohio corporation (“Seller”).

RECITALS

     Parent and Seller entered into a letter of intent on January 4, 2007 concerning the sale of the Business (as defined herein) of Seller. Buyer is an indirect subsidiary of Parent. Seller desires to sell, and Buyer desires to purchase, the Assets for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1. Definitions and Usage

1.1 DEFINITIONS

     Capitalized terms and variations thereof used in this Agreement and not otherwise defined herein have the meanings set forth below:

     “Accounts Receivable” – (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right of Seller related to any of the foregoing.

     “Appurtenances” – all privileges, rights, easements, hereditaments, and appurtenances belonging to or for the benefit of the Land and all rights existing in and to any streets, alleys, passages, and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof), and vaults beneath any such streets.

     “Assignment and Assumption Agreement” – an assignment of all of the Assets that are intangible personal property in the form of Exhibit A, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities.

     “Bill of Sale” – a bill of sale for all of the Assets that are Tangible Personal Property, in the form of Exhibit B.

     “CERCLA” – as defined within the definition of Environmental, Health and Safety Liabilities.

     “Cleanup” – as defined within the definition of Environmental, Health and Safety Liabilities.

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     “Closing Adjustment Amount”– the amount determined by subtracting $3,000,000 from the Actual Net Operating Asset Value (which may be a positive or negative number).

     “COBRA” – Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.

     “Copyrights” – all registered and unregistered copyrights in both published works and unpublished works.

“Code” – the Internal Revenue Code of 1986, as amended.

     “Commercially Reasonable Efforts” – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Commercially Reasonable Efforts under this Agreement will not be required thereby to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds, or incur any other material burden.

“Consent” – any approval, consent, ratification, waiver, or other authorization.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement.

     “Contract” – any agreement, contract, Lease, consensual obligation, promise, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

     “Copyrights” – all registered and unregistered copyrights in both published works and unpublished works.

     “Damages” – any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim.

     “Disclosure Schedule” – the Disclosure Schedule delivered by Seller to Buyer and Parent concurrently with the execution and delivery of this Agreement.

“Dollars” or “$”– United States dollars.

     “Employment Agreement” – an employment agreement substantially in the form of Exhibit C executed by each of the individuals listed on Exhibit D.

     “Encumbrance” – any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

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     “Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     “Environmental, Health and Safety Liabilities” – any cost, damages, expense, liability, obligation, or other responsibility arising from or under any (i) Environmental Law, (ii) Occupational Safety and Health Law, or (iii) common law, including those consisting of or relating to:

(a)	any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product);

(b)	any fine, penalty, judgment, award, settlement, legal, or administrative proceeding, damage, loss, claim, demand or response, or remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)	financial responsibility under any Environmental Law, Occupational Safety and Health Law or common law for investigation costs, monitoring costs, cleanup costs, or corrective action, including any cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages or any other compliance, corrective, or remedial measure required under any Environmental Law or Occupational Safety and Health Law; or

(d)	personal injury, bodily injury, property damage, environmental damage, natural resource damage, or harm to humans resulting from or arising out of any matter covered by this definition.

     The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

“Environmental Law” – any Legal Requirement that requires or relates to:

(a)	advising appropriate authorities, employees, or the public of intended, threatened, or actual Releases of Hazardous Materials, violations of discharge limits, or other prohibitions and the commencement of activities, such as resource extraction or construction, that could reasonably be expected to have an impact on the Environment;

(b)	preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment;

(c)	reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes or Hazardous Materials that are generated or possessed;

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(d)	assuring that products are designed, formulated, packaged, and used so that they do not present risks to human health or the Environment when handled, used, or disposed of;

(e)	protecting resources, species, or ecological amenities;

(f)	reducing to acceptable levels the risks inherent in the handling or transportation of Hazardous Materials or other potentially harmful substances;

(g)	cleaning up Hazardous Materials that have been Released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or

(h)	making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Agreement” – an escrow agreement in the form of Exhibit E, executed by Seller, Buyer, Parent and the escrow agent.

     “Estimated Adjustment Amount” – the amount determined by subtracting $3,000,000.00 from the Estimated Net Operating Asset Value at Closing (which may be a positive or negative number).

“Exchange Act” – the Securities Exchange Act of 1934, as amended.

     “Facilities” – any real property, leasehold, or other interest in real property currently owned or leased by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Section 3.7.

     “Financial Statements” – with respect to any accounting period for Seller, statements of income and cash flows of Seller for such period, and a balance sheet of Seller as of the end of such period setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year all prepared in reasonable detail in accordance with GAAP, except that interim Financial Statements will omit footnotes, statement of shareholder’s equity and year-end adjustments.

“Fiscal Year” – the 12-month period ended December 31 of each year.

     “GAAP” – generally accepted accounting principles for financial reporting in the United States, consistently applied.

     “Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws or code of regulations; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement or limited liability company agreement; (e) if another type of Person, any other

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charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

     “Governmental Authorization” – any Consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(i)	nation, state, county, city, town, borough, village, district, or other jurisdiction;

(j)	federal, state, local, municipal, foreign, or other government;

(k)	governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers);

(l)	multinational organization or body;

(m)	body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or

(n)	official of any of the foregoing.

     “Ground Lease” – any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

     “Ground Lease Property” – any land, improvements, and appurtenances subject to a Ground Lease in favor of Seller.

     “Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about, or from any of the Facilities or any part thereof into the Environment.

     “Hazardous Material” – any pollutant, contaminant, chemical, substance, material, or waste that is regulated by any Governmental Body, including any pollutant, contaminant, chemical, material, substance, or waste that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “special waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of Environmental Law, and including oil, used oil, petroleum, petroleum products and byproducts, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, radon, and polychlorinated biphenyls.

     “Improvements” – all buildings, structures, fixtures, and improvements located on the Land or included in the Assets, including those under construction.

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“Indemnified Person” – a Person entitled to indemnity under Section 11.2 or 11.3.

“Indemnifying Person” – a Person obligated to indemnify an Indemnified Person.

     “Intellectual Property Assets” – all intellectual property owned or licensed by Seller, or licensed to Seller in a transferable license, in which Seller has a proprietary interest, including Marks, Patents, copyrights, all rights in mask works, Trade Secrets, and Net Names.

     “Interim Financial Statements” – the unaudited Financial Statements of Seller as of December 31, 2006 and any subsequent monthly unaudited Financial Statements prepared prior to the Closing Date. The Interim Financial Statements will omit footnotes and the statement of shareholder’s equity, as well as year-end adjustments (if not covering a 12-month period).

     “Inventories” – all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts, and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

     “IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

     “Knowledge” – an individual will be deemed to have Knowledge of a particular fact or other matter if:

(o)	that individual is actually aware of that fact or matter; or

(p)	a prudent individual would reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation.

“Land” – all parcels and tracts of land in which Seller has an ownership interest.

     “Lease” – any Real Property Lease or any lease or rental agreement, license, right to use, or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

     “Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty.

     “Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

     “Marks” – Seller’s name, all assumed fictional business names, trade names, registered trademarks, service marks, and applications for any of the foregoing.

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     “Material Adverse Change” – (a) a material adverse change in the business, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of the referenced Person and its Subsidiaries, taken as a whole or (b) a change that materially and negatively impacts the rights and remedies of any of the other parties hereunder.

     “Material Adverse Effect” – any effect that results in, or has a reasonable likelihood of resulting in, a Material Adverse Change.

     “Net Names” – all rights in Internet web sites and internet domain names presently used by Seller.

     “Net Operating Asset Value” – Tangible Asset Value less Operating Liabilities, calculated as reflected on Exhibit J.

     “Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program designed to provide safe and healthful working conditions.

“Operating Liabilities” – Seller’s operating liabilities as reflected on Exhibit J.

     “Order” – any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

     “Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent, in all material respects, in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Patents” – all patents and patent applications.

     “Permitted Encumbrances” means (i) with respect to real property (A) Encumbrances for or relating to real estate taxes and assessments not yet due and payable, (B) zoning, building code and similar restrictions and land use Legal Requirements that are not violated by the current use or occupancy of such real property, and (C) easements, covenants, conditions and restrictions of record which, individually or in the aggregate, do not materially and adversely impair the current use or occupancy of such real property, (ii) Encumbrances for or relating to personal property taxes and assessments not yet due and payable, (iii) worker’s, carrier’s and materialman’s Encumbrances, and (iv) Encumbrances that are immaterial in character, amount and extent, and which do not materially detract from the value of or interfere with the present or proposed use of the properties they affect.

     “Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

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     “Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, or judicial) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     “Real Property” – the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Real Property Lease” – any Ground Lease or Space Lease.

     “Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

     “Related Person” – means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act.

     “Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.

     “Remedial Action” – all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat, or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

     “Representative” – with respect to a particular Person, any director, officer, manager, general partner, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.

“Schedule” – section of the Disclosure Schedule.

“SEC” – the United States Securities and Exchange Commission.

“Securities Act” – the Securities Act of 1933, as amended.

     “Seller Contract” – any Contract: (a) under which Seller has or may acquire any material rights or benefits; (b) under which Seller has or may become subject to any material obligation or liability; or (c) by which Seller or any material portion of the assets owned or used by Seller is or may become bound.

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     “Seller’s Knowledge,” or “Knowledge of Seller” – Seller will be deemed to have Knowledge of a particular fact or other matter if David K. Robinson, Cynthia S. Hughes, John H. Neiser or Jeffrey C. Korth has Knowledge of that fact or other matter.

     “Shareholder” and “Shareholders” – beneficial owners of Seller’s equity securities entitle to vote to approve the Contemplated Transactions.

     “Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons, and icons, and all electronic files, electronic data, materials, manuals, design notes, and other items and documentation related thereto or associated therewith.

     “Space Lease” – any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

     “Subsidiary” – as to any Person, (a) any corporation more than fifty percent (50%) of whose capital stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture, or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income, or total ownership interests of such entity at any time, and (c) any partnership in which such Person is a general partner.

     ”Tangible Asset Value” – all of Seller’s current assets (excluding cash) and fixed assets, both as reflected on Exhibit J.

     “Tangible Personal Property” – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any assignable express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

     “Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel, or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum, and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever, and any interest, penalty, addition, or additional amount thereon imposed, assessed, or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

     “Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with

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or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” – a Person that is not a party to this Agreement.

     “Third-Party Claim” – any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

     “Threat of Release” – a reasonable likelihood of a Release that could reasonably be expected to require action in order to prevent or mitigate damage to property, humans, or the Environment that could reasonably be expected to result from such Release.

     “Trade Secrets” – all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings, and blue prints of Seller.

“WARN Act” – the Worker Adjustment and Retraining Notification Act, as amended.

1.2 USAGE

(a)	Interpretation. In this Agreement, unless a clear contrary intention appears:

	(i)	the singular number includes the plural number and vice versa;

	(ii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

	(iii)	reference to any gender includes each other gender;

	(iv)	reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

	(v)	reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

	(vi)	“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;

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(vii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)	“or” is used in the inclusive sense of “and/or”;

(ix)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)	references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.

(b)	Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)	Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2. Sale and Transfer of Assets; Closing

2.1 ASSETS TO BE SOLD

     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title, and interest in and to all property and assets, real, personal, or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Seller and which relate to the business currently conducted by Seller as a going concern, including the design, manufacture, and sale of its damper and expansion joint products and the furnishing of installation services to customers as well as any goodwill associated therewith (the “Business”), including the following (but excluding the Excluded Assets):

(a)	all Tangible Personal Property, including those items described in Schedule 2.1(a);

(b)	all Inventories;

(c)	all Accounts Receivable;

(d)	all Seller Contracts, including those listed in Schedule 3.17(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract, in each case to the extent assignable;

(e)	all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in

Schedule 3.14(b);

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(f)	all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);

(g)	all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, goodwill, and, to the extent assignable, telephone, telecopy and e- mail addresses and listings, and those items listed in Schedules 3.22(f) and (h);

(h)	all claims of Seller relating to the Assets, whether, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(h);

(i)	all rights of Seller relating to deposits and prepaid expenses, claims for refunds (other that in respect of Taxes) and rights to offset in respect thereof that are not listed in Schedule 2.2(d) and that are not excluded under Section 2.2(i); and

(j)	all rights in connection with and assets of the Employee Plans listed in Schedule 2.1(j) (the “Assumed Plans”)

     All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

     Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2 EXCLUDED ASSETS

     Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a)	all cash and cash equivalents;

(b)	all minute books, stock Records, and corporate seals;

(c)	the shares of capital stock of Seller held in treasury;

(d)	those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 2.2(d);

(e)	all insurance policies and rights thereunder (including the life insurance policies on the lives of John H. Neiser, Jeffrey C. Korth and Patrick A.P. Mayer);

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(f)	all of the Seller Contracts listed in Schedule 2.2(f);

(g)	all personnel Records and other Records that Seller is required by law to retain in its possession;

(h)	all claims for refund of Taxes and other governmental charges of whatever nature;

(i)	all rights in connection with and assets of the Employee Plans listed in Schedule 2.2(i) (the “Excluded Plans”);

(j)	all rights of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(k)	the property and assets expressly designated in Schedule 2.2(k).

2.3 CONSIDERATION

     The aggregate consideration for the Assets (the “Purchase Price”) shall be paid by Buyer or Parent as follows:

(a)	At the Closing, Buyer or Parent shall pay $6,775,000.00, plus or minus (as appropriate) the Estimated Adjustment Amount, in cash by wire transfer to an account or accounts specified by Seller and assume the Assumed Liabilities.

(b)	At the Closing, Buyer or Parent shall deposit (i) $300,000.00 with the escrow agent pursuant to the terms of the Escrow Agreement (the “Adjustment Escrow Amount”); and (ii) $425,000.00 with the escrow agent pursuant to the terms of the Escrow Agreement (the “General Escrow Amount”).

(c)	In accordance with Section 2.8, Buyer or Parent, or Seller shall pay the Final Adjustment Amount.

(d)	In accordance with Section 2.9, Buyer or Parent shall pay the Earn-out Amount.

(e)	All wire transfers made under or in connection with this Agreement shall be in immediately available funds.

2.4 LIABILITIES

(a)	Assumed Liabilities. At the Closing, but effective as of the Closing Date, Buyer shall assume and agree to discharge when due only the following Liabilities of Seller (the “Assumed Liabilities”):

	(i)	any trade account payable reflected on the Interim Balance Sheet (other than a trade account payable to any Shareholder or a Related Person of Seller or any Shareholder that remains unpaid as of the Closing Date);

	(ii)	any trade account payable (other than a trade account payable to any Shareholder or a Related Person of Seller or any Shareholder) incurred by Seller in the

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Ordinary Course of Business between the date of the Interim Balance Sheet and the Closing Date that remains unpaid as of the Closing Date;

	(iii)	any Liability to Seller’s customers under written warranty agreements given by Seller to its customers in the Ordinary Course of Business prior to the Closing Date;

	(iv)	any Liability to Seller’s customers incurred by Seller in the Ordinary Course of Business for orders outstanding as of the Closing Date reflected on Seller’s books (other than any Liability arising out of or relating to a breach that occurred prior to the Closing Date);

	(v)	any Liability arising after the Closing Date under the Seller Contracts, offers and solicitations described in Section 2.1(d) (other than any Liability arising under the Seller Contracts arising out of or relating to a breach that occurred prior to the Closing Date);

	(vi)	any Liability of Seller arising after the Closing Date under any Seller Contract included in the Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a breach that occurred prior to the Closing Date);

	(vii)	any Liability arising out of or relating to any of the Assumed Plans on or after the Closing Date;

	(viii)	any Liability for earned but unused vacation of any Hired Active Employee; and

	(ix)	any Liability of Seller described in Schedule 2.4(a)(ix).

(b)	Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed, and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including the following Liabilities of Seller:

	(i)	any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Closing Date other than to the extent assumed under Section 2.4(a)(iii), (iv), (v) or (vi);

	(ii)	any Liability under any Seller Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Closing Date but that arises out of or relates to any breach that occurred prior to the Closing Date;

	(iii)	any Liability for Taxes, including any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Closing Date, and (B) any deferred Taxes of any nature;

	(iv)	any Liability under any Seller Contract not assumed by Buyer under Section 2.4(a), including those Seller Contracts set forth on Schedule 2.4(b)(iv);

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(v)	any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property prior to the Closing Date;

(vi)	any Liability arising out of or relating to (A) any of the Excluded Plans or (B) the Employee Plans or relating to payroll, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind (other than vacation benefits) for Seller’s employees or former employees or both arising prior to the Closing Date;

(vii)	any Liability under any employment, severance, retention, or termination agreement with any employee or former employee of Seller or any of its Related Persons;

(viii)	any Liability arising out of or relating to any grievance of any employee of Seller arising prior to the Closing Date, whether or not the affected employees are hired by Buyer;

(ix)	any Liability to any Shareholder or Related Person of Seller or any Shareholder;

(x)	any Liability to indemnify, reimburse, or advance amounts to any officer, director, employee, or agent of Seller;

(xi)	any Liability to distribute to any of Seller’s Shareholders or otherwise apply all or any part of the consideration received hereunder;

(xii)	any Liability arising out of any Proceeding pending as of the Closing Date

(xiii)	any Liability arising out of any Proceeding commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date;

(xiv)	any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body; and

(xv)	any Liability under this Agreement or any other document executed in connection with the Contemplated Transactions.

2.5 ALLOCATION

     The Purchase Price shall be allocated in accordance with Exhibit F. After the Closing, the parties shall make consistent use of the allocation, fair market value, and useful lives specified in Exhibit F for all Tax purposes and in all filings, declarations, and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing to be filed with the IRS. In any Proceeding related to the determination of any Tax,

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neither Buyer, Parent, nor Seller shall contend or represent that such allocation is not a correct allocation.

2.6 CLOSING

     The purchase and sale provided for in this Agreement will take place at the offices of Buyer’s counsel at 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202, commencing at 10:00 a.m. (local time) on February 28, 2007, unless Buyer and Seller otherwise agree (the “Closing”). The Closing shall become effective as of 12:01 a.m. of the day following the Closing (the “Closing Date”). Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and at the place and time determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

2.7 CLOSING OBLIGATIONS

     In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)	Seller shall deliver to Buyer:

	(i)	the Bill of Sale executed by Seller;

	(ii)	the Assignment and Assumption Agreement executed by Seller;

	(iii)	the consents set forth on Schedule 2.7(a)(iii) (the “Material Consents”);

	(iv)	an Lease Assignment, Assumption, Consent and Novation Agreement in the form of Exhibit G (the “Lease Assignment”) executed by Seller and Triple R LTD.;

	(v)	an Assignment of Intellectual Property in the form of Exhibit H executed by Seller;

	(vi)	such other deeds, bills of sale, assignments, certificates of title (including endorsed certificates of title for motor vehicles), documents, and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Seller;

	(vii)	the Noncompetition Agreement in the form of Exhibit I, executed by Seller (the “Noncompetition Agreement”);

	(viii)	the Escrow Agreement, executed by Seller;

	(ix)	a certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its covenants

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and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

	(x)	a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement, the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.8, and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions, accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

	(xi)	a certificate issued by the jurisdiction of Seller’s organization as of a date not more than ten (10) days before the Closing certifying that Seller is validly existing and in good standing; and

	(xii)	a Closing Statement, setting forth the payment of all sums due under this Agreement (the “Closing Statement”), executed by Seller.

(b)	Buyer shall deliver to Seller:

	(i)	$6,775,000.00, plus or minus (as appropriate) the Estimated Adjustment Amount, by wire transfer pursuant to the Closing Statement;

	(ii)	the Escrow Agreement, executed by Buyer, Parent and the escrow agent, together with the delivery of the Adjustment Escrow Amount and the General Escrow Amount to the escrow agent thereunder, by wire transfer to an account specified by the escrow agent;

	(iii)	the Assignment and Assumption Agreement executed by Buyer;

	(iv)	written confirmation that the Employment Agreements with the key employees of Seller identified in Exhibit D have been executed by Buyer and Parent;

	(v)	the Noncompetition Agreement executed by Buyer and Parent;

	(vi)	the Lease Assignment executed by Buyer and Parent;

	(vii)	a certificate executed by each of Buyer and Parent as to the accuracy of its respective representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its respective covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

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(viii)	a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(ix)	a certificate issued by the jurisdiction of Buyer’s organization as of a date not more than ten (10) days before the Closing certifying that Buyer is validly existing and in good standing;

(x)	and the Closing Statement, executed by Buyer and Parent.

2.8 NET OPERATING ASSET VALUE ADJUSTMENT

(a)	Prior to the Closing, Seller shall deliver to Buyer: (i) an estimated interim balance sheet as of immediately prior to the Closing Date (the “Estimated Closing Date Balance Sheet”); (ii) a statement showing the estimated Net Operating Asset Value (the “Estimated Net Operating Asset Value”); and (iii) a calculation of the Estimated Adjustment Amount.

(b)	As promptly as possible, and in any event within thirty (30) days after the Closing Date, Seller shall deliver to Buyer: (i) an interim balance sheet as of immediately prior to the Closing Date (the “Closing Date Balance Sheet”); and (ii) a statement showing the Net Operating Asset Value and Adjustment Amount as of immediately prior to the Closing Date (the “Actual Net Operating Asset Value”). The difference between the Estimated Adjustment Amount and the Closing Adjustment Amount shall be the “Final Adjustment Amount.” Buyer shall cooperate with Seller without charge in preparation of the Closing Date Balance Sheet, including providing reasonable access to the books, records and personnel of Buyer, without cost to Seller.

(c)	All statements delivered pursuant to Section 2.8(a) and (b) shall be calculated on the same basis and applying the historical accounting principles, policies and practices for the accounts set forth on Exhibit J as used in Seller’s historical audited Financial Statements delivered pursuant to Section 3.3. Notwithstanding the foregoing, for purposes of calculating the Estimated Net Operating Asset Value, the Estimated Adjustment Amount, the Actual Net Operating Asset Value and the Final Adjustment Amount, the Allowance of Bad Debts (account #1190.00.00) shall equal $100,000, the Inventory Reserve (account #1290.00.00) shall equal $10,000, and the Accrued Warranty Expense (account #2600.00.00) shall equal $489,005; and the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet shall contain such reserves. The accounts described in the immediately preceding sentence shall not be adjusted pursuant to Section 2.10 below. For purposes of the Estimated Net Operating Asset Value, the Estimated Closing Date Balance Sheet, the Actual Net Operating Asset Value and the Closing Date Balance Sheet, the vacation pay accrual shall consist of (i) vacation pay for the period from January 1, 2007 through the Closing Date that is unused as of the Closing

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Date and (ii) any carryover vacation pay accrued at December 31, 2006 that remains unused as of the Closing Date. Seller shall furnish or cause to be furnished to Buyer and Parent such work papers, records, or other documents relating to the applicable calculation of the Estimated Closing Date Balance Sheet, the Estimated Adjustment Amount, the Closing Date Balance Sheet and the Closing Adjustment Amount, and access thereto, as may be necessary or reasonably appropriate for evaluation of each calculation.

(d)	Promptly and in any event no later than the fifth business day after final determination of the Final Adjustment Amount in accordance with Sections 2.8 and 2.10:

	(i)	if the Final Adjustment Amount is negative, the amount of such shortfall shall be paid to Buyer from the Adjustment Escrow Amount and the remainder, if any, of the Adjustment Escrow Amount shall be paid to Seller pursuant to the Escrow Agreement;

	(ii)	if the Final Adjustment Amount is positive, the amount of such excess shall be paid by wire transfer by Buyer to the account specified by Seller in the Closing Statement (in the event that Buyer does not pay any positive Final Adjustment Amount to Seller within five (5) business days of final determination, such amount shall be paid to Seller out of the General Escrow Amount pursuant to the Escrow Agreement, with Buyer remaining liable for any excess) and the Adjustment Escrow Amount shall be paid to Seller pursuant to the Escrow Agreement; and

	(iii)	if the Final Adjustment Amount is zero, the Adjustment Escrow Amount shall be paid to Seller pursuant to the Escrow Agreement.

2.9 EARN-OUT

(a)	Buyer shall pay to Seller an amount equal to the amount by which annual Gross Profit of the Business exceeds (i) $5,833,333.33 during Earn-out Year One and (ii) $7,000,000.00 during each of Earn-out Year Two and Earn-out Year Three, to be calculated after the close of each such Earn-out Year (the result of each calculation being an “Annual Earn- out Amount”, and the Annual Earn-out Amounts, collectively, the “Total Earn-out Amount”). To the extent that the Gross Profit of the Business is less than (i) $5,833,333.33 during Earn-out Year One and (ii) $7,000,000.00 during Earn-out Year Two, Buyer shall receive a credit equal to such negative amount against any Earn-out Amount to be paid to Seller for any following Earn-out Year(s). The Total Earn-out Amount paid to Seller shall not exceed $1,000,000 (the “Earn-out Cap”).

(b)	For purposes of clarity and as an example only, in the event that the Gross Profit of the Business was $6,333,333.33 for Earn-out Year One, $6,750,000 for Earn-out Year Two, and $8,000,000 for Earn-out Year Three, the Annual Earn-Out Amounts paid by Buyer to Seller would be $500,000 for Earn-out Year One, $0.00 for Earn-out Year Two, and $500,000 for Earn-out Year Three (applying the $250,000 credit from Earn-out Year Two

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(that result, $750,000) and then applying the Earn-out Cap to the Total Earn-out Amount).

(c)	Each Annual Earn-out Amount shall be paid by wire transfer by Buyer to an account specified by Seller on or before the later of the last day of the third calendar month following the applicable Earn-out Period or three (3) business days after the calculation of the applicable Earn-out Amount becomes binding and conclusive on the parties pursuant to Section 2.10.

(d)	In no event shall any portion of any Earn-out Amount paid to Seller for any previous Earn-out Periods be subject to return in the event that the Gross Profit for any subsequent Earn-out Period falls below $7,000,000.00, and neither Buyer nor Parent shall have any claim (for indemnification or otherwise) therefor.

(e)	“Gross Profit” as of a given date shall mean the aggregate gross profits of the Business in an Earn-out Year, calculated in the same manner as is reflected as “Gross Profit” in Seller’s regularly prepared, audited income statements.

(f)	“Earn-out Year” shall mean each of the following periods:

(i) the period commencing at the beginning of the month following the month of the Closing and ending on December 31, 2007 (“Earn-out Year One”);

(ii) the 12-month period commencing January 1, 2008 and ending on December 31, 2008 (“Earn-out Year Two”); and

(iii) the 12-month period commencing January 1, 2009 and ending on December 31, 2009 (“Earn-out Year Three”);

     (Earn-out Year One, Earn-out Year Two and Earn-out Year Three, collectively, the “Earn-out Period”).

(g)	Buyer shall prepare a statement of Gross Profit on the same basis and applying the same accounting principles, policies, and practices set forth on Exhibit J and deliver the statement to Seller within ninety (90) days of the end of each Earn-out Year. Buyer shall furnish or cause to be furnished to Seller such work papers, records, or other documents relating to the applicable calculation of Gross Profit and Annual Earn-out Amount, and access thereto, as may be necessary or reasonably appropriate for evaluation of each calculation.

(h)	It is expressly acknowledged and agreed by the parties hereto that the inclusion of the earn-out set forth in this Section 2.9 as part of the Agreement is a principal term hereof and the opportunity to achieve the same constitutes substantial consideration for the willingness of Buyer and Seller to enter into this Agreement and consummate the Contemplated Transactions, and the Gross Profits upon which the Annual Earn-out Amounts (and Total Earn-out Amount) is predicated was calculated based upon the assumption that the Business would be permitted to continue to operate after Closing in a manner consistent, in all material respects, with the way it has historically been operated.

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In light of the foregoing, Seller shall immediately be deemed to have earned the amount of the Earn-out Cap, and Buyer shall be obligated to pay such amount to Seller in accordance with the other terms of this Section 2.9 if during the Earn-out Period Buyer shall:

(i)	operate the Business in a manner intended to thwart, prevent or manipulate the earning of any Annual Earn-out Amount or the Total Earn-out Amount as contemplated herein;

(ii)	fail to cause the books and records of the Business to be maintained on such a manner as will allow for the segregation, identification and accounting for expenses and revenues for the Business in accordance with GAAP applied on a basis consistent with the preparation of the financial statements of Seller and otherwise in accordance with the historical practices of the Business prior to Closing; or

(iii)	not operate the Business in a manner designed to maximize revenue.

Notwithstanding the foregoing, any and all decisions regarding the operations of the Business based on Buyer’s good faith business judgment shall not be deemed to be violations of the conditions of this Section 2.9(h).

2.10 DISPUTE PROCEDURE

(a)	If within forty-five (45) days following delivery of the Closing Adjustment Amount calculation Buyer has not given Seller written notice of its objection as to the Closing Adjustment Amount calculation (which notice shall state the basis of Buyer’s objection in reasonable detail), then the Closing Adjustment Amount calculated by Seller shall be binding and conclusive on the parties.

(b)	If within forty-five (45) days following each delivery of the Annual Earn-out Amount calculation Seller has not given Buyer written notice of its objections to such Annual Earn-out Amount calculation (which notice shall state the basis of Seller’s objection in reasonable detail, to the extent Seller has sufficient information to do so), then such Annual Earn-out Amount calculated by Buyer shall be binding and conclusive on the parties.

(c)	If either party duly gives the other party a notice of objection pursuant to Section 2.10(a) or (b), and if Seller and Buyer fail to resolve the issues outstanding with respect to the calculation of the Closing Adjustment Amount or the Earn-out Amount within thirty (30) days after the applicable party’s receipt of the objection notice, Seller and Buyer shall submit the issues remaining in dispute to Deloitte & Touche USA LLP, independent public accountants (the “Independent Accountants”) for resolution applying the principles, policies, and practices set forth on Exhibit J. If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to

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present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within forty-five (45) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding, and conclusive on the parties; and (iii) Seller and Buyer will each bear 50% of the fees and costs of the Independent Accountants for such determination.

2.11 CONSENTS

(a)	If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may waive the closing conditions as to any such Material Consent and have Seller continue its efforts to obtain the Material Consents.

If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance, or delivery or an attempted sale, assignment, assumption, transfer, conveyance, or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Commercially Reasonable Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending obtaining each such Material Consent relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance, and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey, and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special- purpose assignment and assumption agreement the parties shall prepare, execute, and deliver in good faith at the time of such transfer, all at no additional cost to Buyer (other than Buyer’s legal fees incurred in connection with such agreement)).

(b)	If there are any Consents set forth on Schedule 3.2(c) that are not Material Consents (the “Nonmaterial Consents”) that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall, at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer

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and Seller, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement.

3. Representations and Warranties of Seller

Seller represents and warrants to Buyer and Parent as follows:

3.1 ORGANIZATION AND GOOD STANDING

(a)	Schedule 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except to the extent that the failure to be so qualified could not be reasonably expected to have a Material Adverse Effect.

(b)	Complete and accurate copies of the Governing Documents of Seller, as currently in effect, have been made available to Buyer.

(c)	Seller has no Subsidiary and does not own any shares of capital stock or other securities or equity interests of any other Person.

3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)	This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Upon the execution and delivery by Seller of the Assignment and Assumption Agreement, the Escrow Agreement, the Noncompetition Agreement and each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Seller has the corporate power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s board of directors.

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(b)	Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller does, directly or indirectly (with or without notice or lapse of time):

	(i)	breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

	(ii)	breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Assets, is subject;

	(iii)	contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller;

	(iv)	breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Seller Contract; or

	(v)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c)	Except as set forth in Schedule 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 FINANCIAL STATEMENTS

(a)	Seller has delivered or will deliver to Buyer and Parent: (a) its audited Financial Statements for the Fiscal Years 2001 through 2005, together with the respective reports thereon of Jackson, Rolfes, Spurgeon & Co. or Grant Thorton LLP, independent certified public accountants, as the case may be; and (b) the Interim Financial Statements, certified by Seller’s chief financial officer. Such financial statements fairly present, or will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

The financial statements referred to in this Section 3.3 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are and will be in accordance with the accounting Records of Seller, in all material respects.

(b)	Seller acknowledges that Buyer and Parent have relied on unaudited financial information and Seller’s earnings before interest, taxes, depreciation and amortization

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(“EBITDA”) contained in the Interim Financial Statements as a principal means of determining the Purchase Price and valuing the Business. In light of the foregoing, if Seller’s EBITDA for its 2006 Fiscal Year audited Financial Statements is less than 80% of Seller’s EBITDA contained in the Interim Financial Statements, it will be deemed to be a breach of this representation and warranty and Buyer shall be indemnified and held harmless by Seller in accordance with Article 11.

3.4 BOOKS AND RECORDS

     The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects.

3.5 SUFFICIENCY OF ASSETS

     Except as set forth in Schedule 3.5, the Assets constitute all of the assets, tangible and intangible, necessary for operation of the Business as conducted by Seller on the date hereof.

3.6 DESCRIPTION OF LEASED REAL PROPERTY

     Schedule 3.6 lists each parcel of real property leased by Seller, including an accurate description (by location, name of lessor, date of Lease, and term expiry date) of all Real Property Leases.

3.7 TITLE TO ASSETS; ENCUMBRANCES

     Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than Permitted Encumbrances and those described in Schedule 3.7 (“Non-Real Estate Encumbrances”). Seller warrants to Buyer that, at the time of Closing, all Assets shall be free and clear of all Non-Real Estate Encumbrances.

3.8 ACCOUNTS RECEIVABLE

     All Accounts Receivable that are reflected (i) on the audited Financial Statements for the 2005 Fiscal Year, (ii) on the Interim Financial Statements or (iii) on the accounting Records of Seller as of the Closing Date, to the extent outstanding as of the Closing Date, represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid, written off or otherwise adjusted prior to the Closing, to the Knowledge of Seller such Accounts Receivable are or will be as of the Closing Date collectible net of the cumulative reserves shown on the audited Financial Statements for the 2005 Fiscal Year, the Interim Financial Statements, or the accounting Records of Seller as of the Closing Date (as appropriate). Such reserves are or will be (as the case may be) calculated in accordance with GAAP and, to the Knowledge of Seller, are adequate as of the Closing Date. Schedule 3.8 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Financial Statements, which list sets forth the aging of each such Account Receivable.

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3.9 INVENTORIES

     All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the audited Financial Statements for the 2005 Fiscal Year or the Interim Financial Statements or on the accounting Records of Seller as of the Closing Date, as the case may be. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.10 NO UNDISCLOSED LIABILITIES

     Except as set forth in Schedule 3.10, Seller has no Liability of the type required to be disclosed on a balance sheet under GAAP except for Liabilities reflected or reserved against in the audited Financial Statements for the 2005 Fiscal Year or the Interim Financial Statements and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the last Interim Financial Statements.

3.11 TAXES

(a)	Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct, and complete in all material respects. Seller has paid, or made provision for the payment of, all Taxes that have become due for all periods covered by the Tax Returns, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 3.11(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements or the Interim Financial Statements. Except as provided in Schedule 3.11(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)	Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of all Tax Returns filed since January 1, 2005. Schedule 3.11(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and describes any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings as described in Schedule 3.11(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements, or deficiencies or similar items with respect to such audits. Except as

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provided in Schedule 3.11(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Except as described in Schedule 3.11(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c)	No Proposed Assessment or Deficiency. To the Knowledge of Seller, there exists no proposed tax assessment or deficiency against Seller except as disclosed in the Interim Balance Sheet or in Schedule 3.11(c).

(d)	Specific Potential Tax Liabilities and Tax Situations.

	(i)	Withholding. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct, or collect have been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

	(ii)	Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes (including any advance pricing agreement, closing agreement, or other arrangement relating to Taxes) that will require any payment by Seller.

	(iii)	Consolidated Group. Seller (A) is not a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law) and (B) has no liability for Taxes of any person (other than Seller) under Treas. Reg. Sect. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract or otherwise.

	(iv)	S Corporation. Seller is not an S corporation as defined in Code Section 1361.

Schedule 3.11(c)(iv) lists all the states and localities with respect to which Seller is required to file any corporate, income, or franchise tax returns and sets forth whether Seller is treated as the equivalent of an S corporation by or with respect to each such state or locality. Seller has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

3.12 NO MATERIAL ADVERSE CHANGE

     Since the date of the most recent balance sheet in the Interim Financial Statements, there has not been any Material Adverse Change affecting the Business of Seller, and no event has occurred or circumstance exists that could reasonably be expected to result in such a Material Adverse Change.

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3.13 EMPLOYEE BENEFITS

(a)	Each Employee Plan (as defined in paragraph (d) below) which Seller maintains (or has maintained) or which is or was maintained by any other member of the Controlled Group (as defined in paragraph (d) below) which is (or was) intended to be qualified under Section 401(a) of the Code, has in fact been so qualified from its effective date through and including the Closing Date (or such Plan’s termination date, if earlier). No event or omission has occurred which would cause any such Plan to lose its qualification under Section 401(a) of the Code or its related trust to lose its exemption under Section 501(a) of the Code.

(b)	Neither Seller nor any other member of the Controlled Group has ever maintained, or had an obligation to contribute to, a Multiemployer Plan (as defined in Section 4001(a)(13) of ERISA, or a plan subject to Title IV of ERISA. None of the Plans has ever promised or provided health care or other non-pension benefits to former employees (other than benefits required to be provided by Part 6 of Subtitle B of Title I of ERISA).

(c)	With respect to each Plan, to the Knowledge of Seller, there has been no “prohibited transaction”, as such term is defined in Section 406 of ERISA and Section 4975 of the Code, which could reasonably be expected to result in any material tax, penalty or liability of Seller. All of the Plans have complied in all material respects with the requirements prescribed by any and all applicable statutes, orders or governmental rules or regulations in effect with respect thereto. Each member of the Controlled Group has performed all material obligations required to be performed by it under, and is not in any material respect in default under or in violation of, and Seller has no Knowledge of any material default or violation by any other party with respect to, any such Plan. There are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened, with respect to any of the Plans. Each member of the Controlled Group has made all payments due from it to date under or with respect to each Plan, and all amounts properly accrued to date as liabilities of the Company under or with respect to each Plan for the current plan years have been recorded on the books of Seller.

(d)	For the purposes of this Section, (i) the term “Employee Plan” or “Plan” includes any employee benefit plan as defined in Section 3(3) of ERISA, and any bonus, stock option, or other benefit plan or arrangement, whether or not subject to ERISA, but shall not include any such plan or arrangement which is, or is similar to, a payroll practice as defined in 29 CFR Section 2510.3-1(b), and (ii) “Controlled Group” means the Company and all the entities within the same “controlled group” as Seller within the meaning of Section 302(d)(8)(C) of ERISA.

(e)	To the Knowledge of Seller, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the IRS, the PBGC or the Department of Labor.

(f)	With respect to any employee benefit plan within the meaning of Section 3(3) of ERISA which is sponsored, maintained or contributed to, or has been sponsored, maintained or

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contributed to by any member of the Controlled Group, (i) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (ii) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

(g)	Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) COBRA and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(h)	The form of all Employee Plans is in compliance, in all material respects, with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated, in all material respects, in compliance with such laws and the written Employee Plan documents. To the Knowledge of Seller, neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA in any material respect. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions, and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor, or other Governmental Body and, to the Knowledge of Seller, distributed as required, and, to the Knowledge of Seller, all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(i)	Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 3.13(i).

(j)	Except as required by Legal Requirements and as provided in Section 10.1(d), neither the entering into of this Agreement nor the consummation of the Contemplated Transactions will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee, or former officer of Seller. There are no Seller Contracts providing for payments that could subject Seller to liability for tax under Section 4999 of the Code.

(k)	Except for claims for benefits under the Employee Plans, Seller has no obligations or potential liability for benefits to employees, former employees, or their respective dependents following termination of employment or retirement under any of the Employee Plans that are employee welfare benefit plans (as defined in Section 3(1) of ERISA).

(l)	Except as provided in Section 10.1(d), neither the entering into of this Agreement by Seller nor the occurrence of any of the Contemplated Transactions will result in an amendment, modification, or termination of any of the Employee Plans. No written or oral representations have been made by Seller to any employee or former employee of

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Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made by Seller to any employee or former employee of Seller concerning the employee benefits of Buyer.

3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)	Except as set forth in Schedule 3.14(a):

	(i)	Seller is in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

	(ii)	to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) could reasonably be expected to constitute or result in a material violation by Seller of any Legal Requirement or

		(B)	could reasonably be expected to give rise to any obligation of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action; and

	(iii)	Seller has not received, at any time since January 1, 2005, any notice or other communications (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible, or potential obligation of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action.

(b)	Schedule 3.14(b) contains a complete and accurate list of each Governmental

Authorization that is held by Seller. Each Governmental Authorization listed or required to be listed in Schedule 3.14(b) is valid and in full force and effect, in all material respects. Except as set forth in Schedule 3.14(b):

	(i)	Seller is, and at all times since January 1, 2005, has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14(b);

	(ii)	to the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply in any material respect with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14(b) or

		(B)	could reasonably be expected to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule

3.14(b);

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(iii)	Seller has not received, at any time since January 1, 2005, any notice or other communications (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)	all applications required to be filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to be made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.14(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets, except to the extent that failure to have any such Governmental Authorization could not reasonably be expected to result in a Material Adverse Effect.

3.15 LEGAL PROCEEDINGS; ORDERS

(a)	Except as set forth in Schedule 3.15(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

	(i)	by or against Seller; or

	(ii)	to which Seller is a party and that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering in any material respect with, any of the Contemplated Transactions.

Except as set forth on Schedule 3.15(a), to the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has made available, and will continue to make available, to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.15(a). Except as set forth in Schedule 3.15(a), there are no Proceedings listed or required to be listed in Schedule 3.15(a) that could reasonably be expected to have a Material Adverse Effect.

(b)	Except as set forth in Schedule 3.15(b):

	(i)	there is no Order to which Seller is subject;

	(ii)	to the Knowledge of Seller, no officer, director, agent, or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from

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engaging in or continuing any conduct, activity, or practice relating to the Business;

(iii)	to the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a material violation of or material failure to comply with any term or requirement of any Order to which Seller is subject; and

(iv)	Seller has not received, at any time since January 1, 2005, any notice or other communications (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller is subject.

3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Schedule 3.16, since the date of the interim Financial Statements for the month of December 31, 2006, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)	change in Seller’s authorized or issued capital stock;

(b)	amendment to the Governing Documents of Seller;

(c)	except in the Ordinary Course of Business, payment or increase by Seller of any bonuses, salaries, or other compensation to any shareholder, director, or officer, nor, except in the Ordinary Course of Business, any payment or increase by Seller of any bonuses, salaries, or other compensation to any employee, nor entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)	adoption or termination of, amendment to, or increase in the payments to or benefits under, any Assumed Plans;

(e)	damage to or destruction or loss of any material Asset, whether or not covered by insurance;

(f)	entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total commitment by Seller of at least $50,000;

(g)	sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset (other than Permitted Encumbrances);

(h)	cancellation or waiver of any claims or rights with a value to Seller in excess of $50,000 (other than as disclosed on Schedule 3.15(a));

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(i)	notice, whether oral or written, by any customer or supplier of an intention to discontinue or materially and adversely change the terms of its relationship with Seller;

(j)	material change in the accounting methods used by Seller; or

(k)	Contract entered into by Seller to do any of the foregoing.

3.17 CONTRACTS; NO DEFAULTS

(a)	Schedule 3.17(a) contains an accurate and complete list, and Seller has made available to Buyer accurate and complete copies, of:

	(i)	each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $50,000;

	(ii)	each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of $50,000;

	(iii)	each Seller Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real property;

	(iv)	each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

	(v)	each Seller Contract involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

	(vi)	each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

	(vii)	each Seller Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

	(viii)	each Seller Contract for capital expenditures in excess of $50,000;

	(ix)	each Seller Contract not denominated in Dollars;

	(x)	each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by Seller other than in its Ordinary Course of Business;

	(xi)	the form of Seller’s standard warranty terms and the warranties for any contract entered into in the Ordinary Course of Business of Seller; and

	(xii)	each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

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     Schedule 3.17(a) sets forth reasonably complete details concerning such Contracts, including the parties to, and dates and titles of, the Contracts and, with regard to oral Contracts, a description of the obligations and subject matter.

(b)	Except as set forth in Schedule 3.17(b), no Shareholder has or may acquire any rights under, and no Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.

(c)	Except as set forth in Schedule 3. 17(c):

	(i)	each Contract identified or required to be identified in Schedule 3.17(a) and that is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable against Seller, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; and

	(ii)	each Contract identified or required to be identified in Schedule 3.17(a) and that is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person, except as otherwise agreed herein.

(d)	Except as set forth in Schedule 3.17(d):

	(i)	Seller is, and at all times since January 1, 2006, has been, in all material respects in compliance with all applicable terms and requirements of each Seller Contract that is being assigned to or assumed by Buyer;

	(ii)	to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Seller Contract that is being assigned to or assumed by Buyer is, and at all times since January 1, 2006, has been, in compliance in all material respects with all applicable terms and requirements of such Contract;

	(iii)	to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to contravene, conflict with, or result in a material breach of, or give Seller or any other Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify any Seller Contract that is being assigned to or assumed by Buyer;

	(iv)	to the Knowledge of Seller, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

	(v)	Seller has not given to or received from any other Person, at any time since January 1, 2006, any written notice regarding any actual, alleged, possible, or

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potential material violation or breach of, or default under, any Contract that is being assigned to or assumed by Buyer.

(e)	To the Knowledge of Seller, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.

(f)	Except as set forth in Schedule 3.17(f), each Contract relating to the sale, design, manufacture, or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18 INSURANCE

(a)	Seller has made available to Buyer and Parent:

	(i)	all policies of insurance to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2005, a list of which is included in

Schedule 3.18(a)

	(ii)	a summary of loss experience under each policy of insurance for the two(2) preceding policy years, except as set forth in Schedule 3.18(a); and

	(iii)	accurate and complete copies of all pending applications by Seller for policies of insurance.

(b)	Schedule 3.18(b) describes:

	(i)	any self-insurance arrangement by Seller, including any reserves established thereunder;

	(ii)	any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or by which Seller is bound or that involves the business of Seller; and

	(iii)	all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)	Schedule 3.18(c) sets forth, by year, the following information with respect to Seller for each of the two (2) preceding policy years:

	(i)	a statement describing each claim under a policy of insurance for an amount in excess of $100,000, which sets forth:

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and

	(A)	the name of the claimant;

	(B)	a description of the policy by insurer, type of insurance, and period of coverage; and

	(C)	the amount and a brief description of the claim.

(ii)	a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)	Except as set forth in Schedule 3.18(d):

	(i)	all policies of insurance to which Seller is a party or that provide coverage to Seller:

		(A)	to the Knowledge of Seller, are valid, outstanding, and enforceable;

		(B)	to the Knowledge of Seller, are issued by an insurer that is financially sound and reputable;

		(C)	taken together, provide reasonably adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location; and

		(D)	are sufficient, in all material respects, for compliance with all Legal Requirements and Seller Contracts;

	(ii)	Seller has not received, in writing, (A) any refusal of insurance coverage or any notice that a defense will be afforded with reservation of rights to any insurance claim or (B) within the past 2 years any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; and

	(iii)	Seller (or any other party liable therefor) has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which Seller is a party or that provides coverage to Seller.

3.19 ENVIRONMENTAL MATTERS Except as disclosed in Schedule 3.19:

(a)	Seller is, and, to the Knowledge of Seller, at all times has been, in material compliance with, and, to the Knowledge of Seller, has not been and is not in material violation of, any applicable Environmental Law. Seller has no Knowledge of, nor has Seller received,

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any order, notice, or other communication (whether oral or written) from (i) any Governmental Body or private citizen or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any applicable Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility, or with respect to any Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, handled, or processed by Seller, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received by Seller.

(b)	There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature relating to Seller resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility.

(c)	Seller has no Knowledge of any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal, or mixed) in which Seller has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, handled, or processed by Seller have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)	Seller has no material Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e)	To the Knowledge of Seller, there are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed), or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other Schedule of the Facility or such adjoining property, or incorporated into any structure therein or thereon, except in material compliance with Environmental Laws. Seller has not permitted or conducted, and is not aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal, or mixed) in which Seller has or had an interest except in material compliance with all applicable Environmental Laws.

(f)	To the Knowledge of Seller, there has been no Release or Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, handled, or processed from or by any Facility, or from any other property or asset (whether real, personal, or mixed) in which Seller has or had an interest, or to the

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Knowledge of Seller any geologically or hydrologically adjoining property, whether by Seller or any other Person, except in material compliance with Environmental Laws.

(g)	Seller has made available to Buyer and Parent true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller, with Environmental Laws.

(h)	The Facilities do not contain any wetlands, as defined in the Clean Water Act and regulations promulgated thereunder, or similar Legal Requirements.

3.20 EMPLOYEES

(a)	Seller has made available to Buyer the following information for each employee of Seller, including each employee on leave of absence or layoff status: name; job title; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2006; frequency of payment (i.e., weekly, semi-monthly, etc.); whether the employee is exempt or non-exempt for overtime purposes; sick and vacation leave that is accrued but unused; and service credited under any Employee Plan, or any other employee or director benefit plan.

(b)	Schedule 3.20(b) contains a complete and accurate list of the following information for each retired employee or director of Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; benefits and option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(c)	Schedule 3.20(c) states the number of employees terminated or laid off by Seller in the six (6) months prior to the date of this Agreement, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than 50% by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff, or reduction in hours; and (ii) the reason for such termination, layoff, or reduction in hours.

(d)	Seller has not, as of the date hereof, violated the WARN Act or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Seller has terminated or laid off no employees.

(e)	To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties, or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of Seller, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way materially and adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

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3.21 LABOR DISPUTES; COMPLIANCE

(a)	Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)	Except as disclosed in Schedule 3.21(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2005, there has not been, there is not presently pending or existing, and, to Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process involving Seller; (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists against Seller in connection with the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s Knowledge, there has been no charge of discrimination filed or threatened in writing against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.22 INTELLECTUAL PROPERTY ASSETS

(a)	Schedule 3.22(a) contains a complete and accurate list and summary description, including royalties paid or received by Seller, and Seller has made available to Buyer and Parent accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license or warranty implied by the sale or lease of a product and perpetual, paid-up licenses for commercially available Software programs having an original retail value of less than $1000 per licensed user under which Seller is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(b)	Except as set forth in Schedule 3.22(b), the Intellectual Property Assets are those necessary for the operation of Seller’s business as it is currently conducted. To Seller’s Knowledge, Seller is the owner or licensee of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, other than Permitted Encumbrances and Non-Real Estate Encumbrances, and has the right to exercise its rights in all the Intellectual Property Assets without payment to a Third Party, other than obligations arising from licenses listed in Schedule 3.22(b). Seller warrants to Buyer

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that, at the time of Closing, all Intellectual Property Assets shall be free and clear of all Non-Real Estate Encumbrances.

(c)	Seller does not own any issued Patents or have any rights in pending patent applications or inventions.

(d)	Seller does not own any registered Copyrights.

(e)	Except as set forth in Schedule 3.22(e), to Seller’s Knowledge, none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any Patent, Copyright or other proprietary right of any Third Party.

(f)	(i) Schedule 3.22(f) contains a complete and accurate list of all Marks of Seller.

(ii) All registered Marks set forth on Schedule 3.22(f) are in use, are currently in material compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are not subject to any fees or taxes or actions falling due within ninety (90) days after the Closing.

(iii) To Seller’s Knowledge, no Mark has been or is now involved in any opposition, invalidation, or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.

(iv) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any Third Party.

(v) To Seller’s Knowledge, no Mark is infringed or has been challenged or threatened in any material respect. To Seller’s Knowledge, none of the Marks infringes or is alleged to infringe any trade name, trademark, or service mark of any Third Party.

(g)	(i) With respect to each Trade Secret, the documentation relating to such Trade

Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its use without reliance on the specialized knowledge or memory of any individual.

(ii)	Seller has taken reasonable precautions to protect the secrecy, confidentiality, and value of its material Trade Secrets.

(iii)	Seller has the right to use the Trade Secrets. The material Trade Secrets are not the subject of public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Third Party or to the detriment of Seller. No material Trade Secret is subject to any pending adverse claim or, to Seller’s Knowledge, has been challenged or threatened in any material respect or, to Seller’s Knowledge, infringes any intellectual property right of any other Person.

(h)	(i)	Schedule 3.22(h) contains a complete and accurate list of all Net Names.
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(ii)	All Net Names have been registered in the name of Seller and are in material compliance with all formal Legal Requirements.

(iii)	To Seller’s Knowledge, no Net Name has been or is now involved in any dispute, opposition, invalidation, or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.

(iv)	To Seller’s Knowledge, there is no domain name application pending of any Third Party that could reasonably be expected to interfere with or infringe any Net Name.

(v)	To Seller’s Knowledge, no Net Name is infringed or has been challenged, interfered with, or threatened in any material respect. To Seller’s Knowledge, no Net Name infringes, interferes with, or is alleged to interfere with or infringe the trademark, copyright, or domain name of any other Third Party.

3.23 RELATED PERSONS

     Except as disclosed in Schedule 3.23, neither Seller nor, to Seller’s Knowledge, any Related Person of Seller has, or since January 1, 2005, has had, any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business. Neither Seller nor, to Seller’s Knowledge, any Related Person of Seller owns, or since January 1, 2005, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had material business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.23, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than five percent (5%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

3.24 BROKERS OR FINDERS

     Except as disclosed on Schedule 3.24, neither Seller nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions.

3.25 DISCLOSURE

(a)	No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedule, any supplement to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7(a), or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

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(b)	Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that could reasonably be expected to have a Material Adverse Effect on Seller that has not been set forth in this Agreement or the Disclosure Schedule.

3.26 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

     EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR IN ANY WAY RELATING TO THE BUSINESS OR ANY OF SELLER’S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT

LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER AND PARENT ACKNOWLEDGE AND AGREE THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS SET FORTH IN ARTICLE III, BUYER AND PARENT ARE RELYING SOLELY UPON THEIR OWN INVESTIGATION OF SELLER, THE ASSETS, AND THE BUSINESS IN ENTERING INTO THIS AGREEMENT AND CONSUMMATING THE CONTEMPLATED TRANSACTIONS.

4. Representations and Warranties of Buyer and Parent

Buyer and Parent represent and warrant, jointly and severally, to Seller as follows:

4.1 ORGANIZATION AND GOOD STANDING

     Each of Buyer and Parent is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now conducted.

4.2 AUTHORITY; NO CONFLICT

(a)	This Agreement constitutes the legal, valid, and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Employment Agreements, the Escrow Agreement and each other agreement to be executed or delivered by Buyer or Parent at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer and/or Parent, as applicable, enforceable against such party in accordance with its respective terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Each of Buyer and Parent has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and

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to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)	Neither the execution and delivery of this Agreement by Buyer and Parent nor the consummation or performance of any of the Contemplated Transactions by Buyer and Parent will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

	(i)	any provision of Buyer or Parent’s Governing Documents;

	(ii)	any resolution adopted by the board of directors of Buyer or Parent;

	(iii)	any Legal Requirement or Order to which Buyer or Parent may be subject; or

	(iv)	any Contract to which Buyer is a party or by which Buyer may be bound.

     Buyer or Parent are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 CERTAIN PROCEEDINGS

     There is no pending Proceeding that has been commenced against Buyer or Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer and Parent’s Knowledge, no such Proceeding has been threatened.

4.4 BROKERS OR FINDERS

     Neither Buyer nor Parent nor any of their Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.5 FINANCING

     Buyer has sufficient cash on hand and/or financing commitments in place (subject to customary conditions precedent) to provide the funds necessary to complete the Closing.

5. Covenants of Seller Prior to Closing

5.1 ACCESS AND INVESTIGATION

     Between the date of this Agreement and the Closing, and upon reasonable advance written notice received from Buyer, Seller shall (a) afford Parent, Buyer and its Representatives and prospective lenders (to the extent bound by confidentiality agreements) (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties, Contracts, Governmental Authorizations, books and Records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the

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operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records, and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating, and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the Assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Real Property (subject to the rights of landlords thereof) and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property.

5.2 OPERATION OF THE BUSINESS OF SELLER

Between the date of this Agreement and the Closing, Seller shall:

(a)	conduct its business only in the Ordinary Course of Business and not enter into any material agreements or commitments other than at substantially prevailing market prices and on substantially prevailing market terms;

(b)	except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use Commercially Reasonable Efforts to preserve intact its current business organization, keep available the services of its officers, employees, and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it;

(c)	confer with Buyer prior to implementing operational decisions of a material nature;

(d)	otherwise report to, and as reasonably requested by, Buyer concerning the status of Seller’s Business, operations, and finances;

(e)	make no material changes in management personnel without prior consultation with Buyer;

(f)	maintain the Assets in a state of repair and condition that complies in all material respects with Legal Requirements and is consistent in all material respects with the requirements and normal conduct of Seller’s Business;

(g)	keep in full force and effect, without amendment, all material rights relating to Seller’s Business;

(h)	comply in all material respects with all Legal Requirements and contractual obligations applicable to the operations of Seller’s business;

(i)	continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.18(a) or substantially equivalent policies;

(j)	(A) except as required by this Agreement or to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify, or terminate any Employee Plan without the express written consent of Buyer, (B) except as required

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under the provisions of any Employee Plan, not secure or make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute to the 401(k) plan, all employee benefit salary deferrals withheld from employees’ payroll and, if applicable, any discretionary matching contributions or discretionary non-elective employer contributions required under the terms of the 401(k) plan, if any, as of the Closing Date and (C) not issue any communication to employees of Seller with respect to compensation, benefits, or employment continuation or opportunity following the Closing Date, except as required by the Employee Plans, applicable law or in accordance with the express written consent of Buyer;

(k)	cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer; and

(l)	maintain all books and Records of Seller relating to Seller’s business in the Ordinary Course of Business.

5.3 NEGATIVE COVENANTS

     Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.12 or 3.16 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; or (c) allow the levels of raw materials, supplies, or other materials included in the Inventories to vary materially from the levels customarily maintained.

5.4 REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

5.5 NOTIFICATION

     Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer and Parent in writing if Seller becomes aware of (a) any fact or condition that causes or constitutes a material breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) result in any Material Adverse Change, or cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition

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require any change to the Disclosure Schedule, Seller shall promptly deliver to Buyer and Parent a supplement to the Disclosure Schedule specifying such change. Any such update to the Disclosure Schedule shall constitute an amendment of this Agreement but shall not constitute a breach of this Agreement. During the same period, Seller also shall promptly notify Buyer and Parent of the occurrence of any material breach of any covenant of Seller under this Agreement or of the occurrence of any event that could reasonably be expected to make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6 NO NEGOTIATION

     Until such time as this Agreement is terminated pursuant to Section 9.1, Seller shall not directly or indirectly solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any inquiries or proposals from any Person (other than Buyer or Parent) relating to any business combination transaction involving Seller, including the sale of Seller’s stock, the merger or consolidation of Seller, or the sale of Seller’s business or any of the Assets (other than in the Ordinary Course of Business). Seller shall notify Buyer and Parent of any such inquiry or proposal within two (2) business days hours of receipt or awareness of the same by Seller.

5.7 COMMERCIALLY REASONABLE EFFORTS

     Seller shall use Commercially Reasonable Efforts (a) to cause the conditions in Article 7 and Section 8.3 to be satisfied, and (b) to obtain the third party consents set forth on Schedule 5.7.

5.8 CHANGE OF NAME

     On or before the Closing, Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s reasonable judgment, to avoid confusion and (b) take all actions reasonably requested by Buyer to enable Buyer to change its name to Seller’s present name.

6. Covenants of Buyer and Parent Prior to Closing

6.1 REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Buyer or Parent shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c), provided, however, that Buyer or Parent shall not be required to dispose of or make any change to its business, expend any material funds, or incur any other burden in order to comply with this

Section 6.1.

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6.2 COMMERCIALLY REASONABLE EFFORTS

     Buyer and Parent shall use Commercially Reasonable Efforts to cause the conditions in Section 7.3 and Article 8 to be satisfied.

7. Conditions Precedent to Buyer and Parent’s Obligation to Close

     The obligations to purchase the Assets and to take the other actions required to be taken by Buyer and Parent at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer and Parent, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

     All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

7.2 SELLER’S PERFORMANCE

     All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3 CONSENTS

Each of the Material Consents shall have been obtained and shall be in full force and effect.

7.4 ADDITIONAL DOCUMENTS

     Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be executed and delivered (or tendered subject only to Closing) to Buyer and Parent:

(a)	An opinion of Sommer Barnard PC, dated the Closing Date, in the form of Exhibit K;

(b)	Seller’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller’s incorporation;

(c)	If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name “Effox” or any derivative thereof;

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(d)	A payoff letter in commercially reasonable form from Banc of America Commercial Finance Corporation, including authorization for Buyer to file UCC termination statements on its behalf; and

(e)	Certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the State of Ohio and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a).

7.5 NO INJUNCTION

     There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.6 NO MATERIAL ADVERSE CHANGE

     Since the date of this Agreement, there shall not have been any Material Adverse Change in the Business.

8. Conditions Precedent to Seller’s Obligation to Close

     Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

     All of Buyer and Parent’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2 BUYER’S PERFORMANCE

     All of the covenants and obligations that Buyer or Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3 CONSENTS

Each of the Material Consents shall have been obtained and shall be in full force and effect.

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8.4 ADDITIONAL DOCUMENTS

     Buyer shall have caused the Purchase Price and the documents and instruments required by Section 2.7(b) and an opinion of Taft, Stettinius & Hollister LLP, dated the Closing Date, in the form of Exhibit L to be executed and delivered (or tendered subject only to Closing) to Seller.

8.5 NO INJUNCTION

     There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.6 SHAREHOLDER APPROVAL

     Seller shall have received the approval of its shareholders of this Agreement and the Contemplated Transactions as required by applicable law and Seller’s Governing Documents.

9. Termination

9.1 TERMINATION EVENTS

     By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)	by Buyer or Parent if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived by Buyer or Parent;

(b)	by Seller if a material breach of any provision of this Agreement has been committed by Buyer or Parent and such breach has not been waived by Seller;

(c)	by mutual consent of Buyer, Parent and Seller;

(d)	by Buyer or Parent if the Closing has not occurred on or before April 1, 2007, or such later date as the parties may agree upon, unless Buyer or Parent is in material breach of this Agreement; or

(e)	by Seller if the Closing has not occurred on or before April 1, 2007, or such later date as the parties may agree upon, unless Seller is in material breach of this Agreement.

9.2 EFFECT OF TERMINATION

     Subject to Section 11.9(g), each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive; provided, however, that if this Agreement is terminated because of a

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breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the nonterminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired, subject to

Section 11.9(b).

10. Additional Covenants

10.1 EMPLOYEES AND EMPLOYEE BENEFITS

(a)	Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are employed exclusively in Seller’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b)	Employment of Active Employees by Buyer.

	(i)	Neither Buyer nor Parent is obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”).

Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Immediately before the Closing, Seller will terminate the employment of all of its Hired Active Employees.

	(ii)	Neither Seller nor its Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers, and Seller shall assist Buyer in complying with any WARN Act requirements applicable as to those Active Employees.

	(iii)	It is understood and agreed that (A) Buyer’s express intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract, or understanding (express or implied) of any obligation on the Schedule of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time

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for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer or Parent to terminate, reassign, promote, or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such employees (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements).

(c)	Salaries and Benefits.

	(i)	Seller shall be responsible for: (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments earned prior to the Closing Date (but excluding any earned but unused vacation for Hired Active Employees); and (B) the payment of any termination or severance payments. Buyer shall be responsible for (X) the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (Y) any and all payments to employees required under the WARN Act.

	(ii)	Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries under the Employee Plans arising prior to the Closing Date.

(d)	Employee Benefit Plans.

With respect to any employee benefit plans in which any Hired Active Employees participate on or after the Closing, subject to applicable Legal Requirement, Buyer shall:

	(i)	waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (ii) provide each such employees with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; (iii) recognize all continuous service of Hired Active Employee with Seller, as applicable, for all purposes (including, without limitation, for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan) under any employee benefit plan in which such employees may be eligible to participate after the Closing; and (iv) provide all Hired Active Employees with all vacation earned but unused prior to the Closing. Seller shall terminate its 401(k) plan as of the Closing. All Hired Active Employees who are participants in Seller’s 401(k) plan shall retain their accrued benefits under that plan as of the Closing Date, and Seller (or the 401(k) plan) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plan.

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(e)	No Transfer of Assets. Neither Seller nor any of its Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer; provided, however, that to the extent legally permitted, Buyer shall cause its retirement plans to accept rollovers of assets distributed from Seller’s 401(k) plan for all Hired Active Employees; and provided further, with respect to the Effox, Inc. Flexible Spending Account Plan (“Effox FSA”), Buyer shall permit all Hired Active Employees participating in the Effox FSA to continue their elections in Buyer's flexible spending account plan and shall accept all existing balances contributed to the Effox FSA prior to the Closing Date.

(f)	General Employee Provisions.

	(i)	Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

	(ii)	Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data, or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

	(iii)	If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

	(iv)	Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

	(v)	Except as provided in Sections 2.4(a) or 10.1, Buyer shall not have any responsibility, liability, or obligation, whether to Active Employees, former employees, their beneficiaries, or to any other Person, with respect to any employee benefit plans, practices, programs, or arrangements (including the establishment, operation, or termination thereof) maintained by Seller.

10.2 PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY BUYER

     Buyer shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements. Notwithstanding the foregoing, Buyer shall not be responsible for any capital gains or income taxes resulting from distributions of the proceeds of the sale of the Assets pursuant to this Agreement.

10.3 REMOVING EXCLUDED ASSETS

     On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as

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to avoid material damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or the Facilities resulting from such removal shall be paid by Seller at the Closing or as soon as reasonably discovered thereafter by Buyer. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation: (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all reasonable storage costs associated therewith; (c) to treat the Excluded Assets as abandoned and to proceed to dispose of the same under the laws governing abandoned property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all reasonable costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

10.4 NONCOMPETITION, NONSOLICITATION, AND NONDISPARAGEMENT

(a)	Noncompetition. For a period of 3 years after the Closing Date, Seller shall not, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of any Person engaged in or planning to become engaged in a Competing Business; provided, however, that Seller may own, purchase, or otherwise acquire up to (but not more than) 5% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b)	Nonsolicitation. For a period of 3 years after the Closing Date, Seller shall not, directly or indirectly:

	(i)	solicit the business of any Person who is or hereafter becomes a customer of Buyer in any way that is competitive with the Business;

	(ii)	cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, or consultant of Buyer or other Person having a business relationship with Buyer to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way interfere with its relationship with Buyer;

	(iii)	cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant of Seller, or other Person having a business relationship with Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way interfere with its relationship with Buyer; or

	(iv)	hire, retain, or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors; provided, however, that that Seller’s general solicitation of employees or independent contractors not targeted at the employees or independent contractors of Buyer shall be permitted.

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(c)	Nondisparagement. After the Closing Date, no party to this Agreement will disparage any other party to this Agreement or its stockholders, directors, officers, employees, or agents.

(d)	Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.4(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.4 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

10.5 RETENTION OF AND ACCESS TO RECORDS

     After the Closing, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices, and in no event less than thirty-six (36) months, those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access, without cost, to such Records and personnel of Buyer, during normal business hours and on at least three (3) days’ prior notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior notice, for any reasonable business purpose specified by Buyer in such notice.

10.6 DELIVERY OF AUDITED 2006 FINANCIAL STATEMENTS

     Seller shall deliver its 2006 audited Financial Statements for Fiscal Year 2006 to Buyer and Parent with an audit opinion from Seller’s independent accounting firm by March 15, 2007. Buyer shall reimburse Seller, within fifteen (15) days of receipt of such audited Financial Statements, for the amount charged by Greenwalt Sponsel & Co, Inc. to Seller in connection with items 2 and 3 on the attached Exhibit M.

10.7 FURTHER ASSURANCES

     The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as Schedule of their respective obligations under this Agreement, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

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11. Indemnification; Remedies

11.1 SURVIVAL

     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6.

11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER

     Subject to the provisions of this Article 11, Seller will indemnify, defend and hold harmless Buyer, Parent and their Representatives, and will reimburse them for Damages, arising from or in connection with:

(a)	any breach of any representation or warranty made by Seller in (i) this Agreement (after giving effect to any supplement to the Disclosure Schedule), (ii) the Disclosure Schedule, as supplemented by any supplements to the Disclosure Schedule, (iii) the certificates delivered pursuant to Section 2.7(a), (iv) any transfer instrument, or (v) any other certificate, document, writing, or instrument delivered by Seller pursuant to this Agreement;

(b)	any breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing, or instrument delivered by Seller pursuant to this Agreement;

(c)	any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or

(d)	any Retained Liabilities.

11.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER

     Subject to the provisions of this Article 11, Buyer and Parent, jointly and severally will indemnify, defend and hold harmless Seller, and will reimburse Seller and its Representatives, for any Damages arising from or in connection with:

(a)	any breach of any representation or warranty made by Buyer or Parent in this Agreement or in any certificate, document, writing, or instrument delivered by Buyer pursuant to this Agreement;

(b)	any breach of any covenant or obligation of Buyer or Parent in this Agreement or in any other certificate, document, writing, or instrument delivered by Buyer or Parent pursuant to this Agreement;

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(c)	any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer or Parent (or any Person acting on Buyer or Parent’s behalf) in connection with any of the Contemplated Transactions;

(d)	any Assumed Liabilities; and

(e)	any liability arising in connection with the Contemplated Transactions relating to the WARN Act and/or any state or local equivalents.

11.4 LIMITATIONS ON AMOUNT – SELLER

     Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) (other than claims arising in respect of Sections 3.2(a) or 3.7) until the total of all Damages with respect to such matters exceeds $75,000, but only to the extent that such Damages exceed $75,000, at which point Buyer’s and/or Parent’s sole recourse for any such Damages shall be as offset against: first any General Escrow Amount remaining in escrow, and second any Annual or Total Earn-out Amounts earned under Section 2.9, but in any event not to exceed $850,000 in the aggregate.

11.5 LIMITATIONS ON AMOUNT – BUYER AND PARENT

     Buyer and Parent shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) (other than claims arising in respect of Section 4.2(a)) until the total of all Damages with respect to such matters exceeds $75,000, but only to the extent that such Damages exceed $75,000, at which time Buyer and Parent shall be liable for all such Damages not to exceed $850,000 in the aggregate.

11.6 TIME LIMITATIONS

(a)	If the Closing occurs, Seller will have liability (for indemnification or otherwise) with respect to any breach of a representation or warranty (other than those in Sections 3.2(a) and 3.7, as to which a claim may be made at any time), only if on or before the date which is fifteen (15) months after the Closing Date, Buyer or Parent notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer or Parent.

(b)	If the Closing occurs, Buyer and Parent will have liability (for indemnification or otherwise) with respect to any breach of a representation or warranty (other than that set forth in Sections 4.2(a) and 4.4, as to which a claim may be made at any time), only if on or before the date that is fifteen (15) months from the Closing Date, Seller notifies Buyer and Parent of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

11.7 THIRD-PARTY CLAIMS

(a)	Promptly after receipt by an Indemnified Person of notice of the assertion of a Third- Party Claim against it, such Indemnified Person shall give notice to each Indemnifying

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Person of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)	If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will not establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third- Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)	Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent.

(d)	Notwithstanding the provisions of Section 13.4, each party to this Agreement hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of

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a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on such party with respect to such a claim anywhere in the world.

(e)	With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)	With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use Commercially Reasonable Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.8 OTHER CLAIMS

     A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after full and final resolution thereof.

11.9 ADDITIONAL LIMITATIONS - GENERAL

(a)	Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts (i) giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement, or (ii) taken into account in determining any Adjustment Amount.

(b)	The determination of the dollar amount of any Damages shall be based solely on the actual dollar value of such Damages, on a dollar-for-dollar basis, and shall not take into account any multiplier valuations, including any multiple based on earnings or other financial indicia. IN NO EVENT SHALL DAMAGES INCLUDE ANY CLAIMS FOR

PUNITIVE, SPECIAL, SPECULATIVE, TREBLE, REMOTE, EXEMPLARY, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES.

(c)	Each Person seeking indemnification hereunder shall use its best efforts to mitigate any Damages that he, she or it asserts under this Article 11. In the event that an Indemnified Person fails to use its best efforts to mitigate any Damages, then notwithstanding

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anything else to the contrary contained herein, the Indemnifying Person shall not be required to indemnify any Indemnified Person for any Damages that could reasonably be expected to have been avoided or reduced if the Indemnified Person had made such efforts.

(d)	In no event shall any party be entitled to indemnification under Sections 11.2 or 11.3 for any breach or inaccuracy of a representation or warranty if such party had (as of the date of this Agreement) any knowledge of any matter causing such representation and warranty to be breached or inaccurate.

(e)	The provisions of Sections 11.5, 11.6, 11.7, 11.10, and 11.11 are cumulative and no provision of such Sections are to be read independently of the other provisions and to the extent the provisions are inconsistent, the provision most favorable to non-defaulting party shall apply.

(f)	In the event that Buyer and Parent consummate the transactions contemplated hereby notwithstanding the fact that either of them is aware (as of the Closing Date) of a breach of this Agreement by Seller (including representations and warranties, after giving effect to any updating of the Disclosure Schedule permitted by this Agreement), neither Buyer nor Parent shall have any right to indemnification therefor and all claims of Parent or Buyer thereto shall be deemed to have expired as of (and may not be pursued after) the Closing.

(g)	Parent’s and Buyer’s sole and exclusive remedy for a breach of this Agreement by Seller (including representations and warranties, after giving effect to any updating of the Disclosure Schedule permitted by this Agreement) prior to the Closing shall be the termination of this Agreement under Section 9.1 above, unless the breach by Seller is intentional in which case Parent and Buyer may pursue an indemnity claim under Section 11.2 above.

(h)	The sole recourse of Parent and Buyer for (i) breaches or inaccuracies of representations and warranties and covenants or agreements contained in this Agreement, the Disclosure Schedule and the certificates and other documents delivered pursuant hereto, or (ii) with respect to the Business or the conditions, characteristics, usability or value of the assets and properties of the Company, shall be indemnification under Section 11.2 and Parent, and Buyer may not bring any other claim whatsoever in connection therewith. PARENT

AND BUYER ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, COVENANTS, AND REMEDIES SET FORTH HEREIN AND SUBJECT TO THE LIMITATIONS ON SUCH REPRESENTATIONS, COVENANTS AND REMEDIES SET FORTH HEREIN, (X) PARENT AND BUYER ARE RELYING SOLELY UPON THEIR OWN INVESTIGATION OF SELLER AND THE BUSINESS, AND (Y) TO THE FULLEST EXTENT PERMITTED BY LAW, PARENT AND BUYER HEREBY WAIVE, RELEASE AND COVENANT NOT TO SUE SELLER OR ANY OF THE SHAREHOLDERS OF SELLER FOR ANY OTHER RIGHTS, CLAIMS, ACTIONS OR CAUSES OF ACTION THEY MAY HAVE OR LATER ACQUIRE, ARISING UNDER ANY BASIS, THEORY, OR LAW AGAINST SELLER

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OR ANY OF THE SHAREHOLDERS OF SELLER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE BUSINESS.

(i)	Without limiting the generality of the foregoing, the sole recourse of Buyer and Parent for any claim asserted pursuant to Section 11.2 shall be recovery from the General Escrow Amount or set-off against any Annual Earn-out Amount, not to exceed $850,000 in the aggregate and in no event shall Seller have any other liability whatsoever hereunder, whether or not Damages exceed the General Escrow Amount, any Annual Earn-out Amounts or $850,000.

(j)	Any and all recoveries of Damages by any party under Section 11.2 or 11.3 shall be net of any insurance proceeds or net tax benefits realized by such party in connection with the facts and/or circumstances giving rise to the claim under Section 11.2 or 11.3.

(k)	In the event that any claims by Parent or Buyer for indemnification pursuant to Section 11.2(b) through (d) are also the subject of a representation or warranty under this Agreement, Parent or Buyer, as the case may be, must bring such claim pursuant to Section 11.2(a) and such claim shall be limited by the provisions of Sections 11.4, 11.6, 11.8 above and this Section 11.9.

(l)	In the event that any claims by Seller for indemnification pursuant to Section 11.3(c) is also the subject of a representation or warranty under this Agreement, Seller must bring such claim pursuant to Section 11.3(a) and such claim shall be limited by the provisions of Sections 11.5, 11.6 and 11.8 above and this Section 11.9.

12. Confidentiality

12.1 DEFINITION OF CONFIDENTIAL INFORMATION

(a)	As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Seller, Buyer, or Parent that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection, or otherwise by any of Buyer, Parent or Seller or its respective Representatives (collectively, a “Disclosing Party”) to the other party or its respective Representatives or shareholders (collectively, a “Receiving Party”):

	(i)	all information that is a trade secret under applicable trade secret or other law;

	(ii)	all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions, and ideas, past, current, and planned research and development, past, current, and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, computer hardware, Software and computer software and database technologies, systems, structures, and architectures;

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(iii)	all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections, and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel, and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication;

(iv)	all information pertaining to the discussions that the Disclosing Party has had with the Receiving Party relating to the Contemplated Transactions (including, without limitation, the content of the discussions and the fact that the parties have had discussions regarding the Contemplated Transactions) and any and all agreements and understandings between or among any such Persons relating to any of the Contemplated Transactions or the potential or actual consummation of any of the Contemplated Transactions; and

(v)	all notes, analyses, compilations, studies, summaries, and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)	Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer, Parent, and Seller hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

12.2 RESTRICTED USE OF CONFIDENTIAL INFORMATION

(a)	Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information: (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Disclosing Party.

Each of Buyer, Parent and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating and consummating the Contemplated Transactions and are informed by Buyer, Parent or Seller, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer, Parent, and Seller shall: (A) enforce the terms of this Article 12 as to its respective Representatives; (B) take such action to the extent necessary to

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cause its Representatives to comply with the terms and conditions of this Article 12; and (C) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b)	From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s or Parent’s use of any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities.

12.3 EXCEPTIONS

     Section 12.2(a) does not apply to the Confidential Information of a Disclosing Party that: (a) was, is, or becomes generally available to the public other than as a result of a breach of this Article 12 or any other confidentiality obligation of the Receiving Party or its Representatives to the Disclosing Party; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is, or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary, or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) of this

Section 12.3.

12.4 LEGAL PROCEEDINGS

If a Receiving Party becomes compelled in any Proceeding or is requested by a

Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall, to the extent not prohibited by any Governmental Body, provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

12.5 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS

     Prior to Closing, no party to this Agreement nor its respective Representatives shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that notwithstanding anything to the contrary in this Agreement, any party may make any public disclosure that it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the party making such public disclosure will use its best efforts to advise the other parties prior to making the disclosure and to provide the other parties the opportunity to comment upon the disclosure).

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12.6 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

     If this Agreement is terminated, each Receiving Party shall: (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody, or control of the Receiving Party or, alternatively, with the written consent of the Disclosing Party, destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party; provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.7 ATTORNEY-CLIENT PRIVILEGE

     The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges, or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties: (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim, or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges, or similar protections and privileges with respect to any information, documents, or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

12.8 SPECIFIC PERFORMANCE

     The Receiving Party acknowledges and agrees that the Confidential Information is of unique character and peculiar value impossible of replacement, that the unauthorized disclosure or use of the Confidential Information will cause irreparable harm and significant injury to the Disclosing Party that may be difficult to ascertain, that the remedies at law for any unauthorized disclosure or use of Confidential Information will be inadequate, and that the Disclosing Party, in addition to any other relief available to it, shall be entitled to temporary restraining orders and temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages so at to prevent the unauthorized disclosure or use of the Confidential Information and to secure the enforcement of the agreements contained in this Article 12.

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13. General Provisions

13.1 EXPENSES

     Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

13.2 PUBLIC ANNOUNCEMENTS

     Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers, and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3 NOTICES

     All notices, Consents, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party: (a) when delivered to the appropriate address by hand; (b) on the first business day after sent by nationally recognized overnight courier service (costs prepaid); (c) when sent by facsimile with telephonic confirmation or electronic mail with confirmation of transmission by the transmitting equipment; or (d) three (3) business days after deposit if sent by certified mail, return receipt requested, when received or rejected by the addressee, in each case to the following addresses, facsimile numbers, or electronic mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, electronic mail address, or person as a party may designate by notice to the other parties):

Seller:

E Holdings, Inc. c/o Hammond, Kennedy, Whitney & Company, Inc. 8888 Keystone Crossing, Suite 600 Indianapolis, IN 46240 Attention: Julianne S. Lis-Milam Fax no.: (317) 574-7515 Electronic mail address: jsl@hkwinc.com

With a copy to:

Sommer Barnard PC One Indiana Square, Suite 3500 Indianapolis, IN 46204-2023

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Attention: Robert J. Hicks Fax no.: (317) 713-3699

Electronic mail address: rhicks@sommerbarnard.com

Buyer and Parent:

CECO Environmental Corp. 3120 Forrer St.

Cincinnati, OH 45209 Attention: Dennis Blazer Fax no.: (513) 458 - 2644

Electronic mail address: dblazer@cecoenviro.com

13.4 JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL

(a)	Any Proceeding (other than an arbitration) arising out of or relating to this Agreement or any Contemplated Transaction shall be brought in the courts of Hamilton County, Ohio or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any such Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

(b)	THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS

AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.5 ENFORCEMENT OF AGREEMENT

     Seller acknowledges and agrees that Buyer and Parent would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer or Parent may be entitled, at law or in equity, it shall be entitled to enforce any

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provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6 WAIVER; REMEDIES CUMULATIVE

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure, delay, or single or partial exercise of any right, power, or privilege by any party under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege or will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements, whether written or oral, between or among the parties with respect to its subject matter (including the Confidentiality Agreement between Parent and Seller, dated July 18, 2006, and the Letter of Intent between Parent and Seller, dated January 4, 2007) and constitutes (along with the Disclosure Schedule, Exhibits, and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8 DISCLOSURE SCHEDULE

(a)	The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants, and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)	Any disclosure under one Schedule of the Disclosure Schedule shall be deemed disclosure under all Parts of the Disclosure Schedule and this Agreement. Disclosure of any matter in the Disclosure Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement.

(c)	To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the

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inclusion of any matter in the Disclosure Schedule does not constitute a determination by Seller that any such matter is material. The disclosure of any matter in the Disclosure Schedule does not imply that any other, undisclosed matter that has a greater significance is material.

13.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the heirs, successors, and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to an heir, successor, or permitted assignee pursuant to this Section 13.9.

13.10 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in Schedule or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.11 CONSTRUCTION

     The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections,” and “Schedules” refer to the corresponding Articles, Sections, and Schedules of this Agreement and the Disclosure Schedule.

13.12 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.13 GOVERNING LAW

     This Agreement will be governed by and construed under the laws of the State of Ohio without regard to conflicts-of-laws principles that would require the application of any other law.

13.14 EXECUTION OF AGREEMENT

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective

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execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

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[Signature Page to Asset Purchase Agreement]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER: CECO ACQUISITION CORP. By: /s/ Dennis W. Blazer Name: Dennis W. Blazer Title: Treasurer

PARENT: CECO ENVIRONMENTAL CORP. By: /s/ Dennis W. Blazer Name: Dennis W. Blazer Title: Chief Financial Officer and Vice President – Finance and Administration

SELLER: EFFOX, INC. By: /s/ David K. Robinson Name: David K. Robinson Title: Chief Executive Officer

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